SUBADMINISTRATION AGREEMENT

The following is a subadministration agreement between Atlantic Fund Administration, LLC and Wright Investors’ Service, Inc.  for The  Wright Managed Equity Trust and The Wright Managed Income Trust.

SUBADMINISTRATION AGREEMENT
BETWEEN
ATLANTIC FUND ADMINISTRATION, LLC
AND
WRIGHT INVESTORS’ SERVICE, INC.

AGREEMENT (this “Agreement”) made this 22nd day of October, 2009 (the “Effective Date”), between Atlantic Fund Administration, LLC (the “Subadministrator”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and Wright Investors’ Service, Inc. (the “Administrator”), a corporation organized under the laws of State of Connecticut with its principal place of business at 440 Wheelers Farms Road, Milford, Connecticut 06460.

WHEREAS, the Administrator has entered into an Administration Agreement, dated the 22nd day of October, 2009 (“Administration Agreement”) with The Wright Managed Equity Trust, a Massachusetts business trust, with its principal place of business at [Two International Place, Boston, Massachusetts 02110] (the “Equity Trust”), and The Wright Managed Income Trust, a Massachusetts business trust, with its principal place of business at [Two International Place, Boston, Massachusetts 02110] (the “Income Trust” and, together with the Equity Trust, each a “Trust” and, collectively, the “Trusts”); and

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series and classes; and

WHEREAS, each Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by a Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively, the “Funds”) and the applicable Trust offers shares of various classes of each Fund as listed in Appendix A hereto; and

WHEREAS, pursuant to the Administration Agreement, and subject to the direction and control of the Board of Trustees of the Income Trust (the “Income Board”) and the Board of Trustees of the Equity Trust (the “Equity Board” and, together with the Income Board, each a “Board” and, collectively, the “Boards”), the Administrator acts as administrator for the Funds; and

WHEREAS, it is intended that the Trusts be third-party beneficiaries under this Agreement; and

WHEREAS, the Administrator desires to retain the Subadministrator to perform administration services for the Funds and the Subadministrator is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Administrator and the Subadministrator agree as follows:

SECTION 1.  APPOINTMENT

The Administrator hereby appoints the Subadministrator, subject to the supervision of the Boards, to act as subadministrator to the Funds and, in such capacity, to provide the services set forth in Appendix B hereto (the “Services”).  The Subadministrator accepts this employment and agrees to render the Services for the compensation set forth herein.  In connection therewith, the Administrator has delivered to the Subadministrator copies of (i) each Trust’s Declaration of Trust and By-laws (“Organic Documents”), (ii) each Trust’s “Registration Statement” and all amendments thereto with respect to each Fund filed with the US Securities and Exchange Commission (“SEC”) pursuant to the 1940 Act or the Securities Act of 1933, as amended (“Securities Act”), (iii) the current Prospectus and Statement of Additional Information of the Funds (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) and (iv) all procedures adopted by the Trusts with respect to each Fund.  The Administrator will further, from time to time, furnish the Subadministrator with all amendments of or supplements to the foregoing.  The Administrator shall deliver to the Subadministrator: (i) a certified copy of the resolutions of the Boards appointing the Administrator and the Subadministrator and authorizing the execution and delivery of the Administration Agreement and this Agreement; (ii) a copy of all proxy statements and related materials relating to each Fund; and (iii) any other documents, materials or information that the Subadministrator shall reasonably request to enable it to perform its duties pursuant to this Agreement.  The Administrator shall cause all service providers to the Funds to furnish information to the Subadministrator and to assist the Subadministrator as may be required and shall ensure that the Subadministrator has reasonable access to all records and documents maintained by or on behalf of the Funds or any service provider to the Funds.

SECTION 2.  DUTIES OF THE SUBADMINISTRATOR

(a)           Subject to the direction and control of the Administrator and the Boards and as detailed in this Agreement, the Subadministrator shall manage, coordinate and report to the Administrator and the Boards regarding the (i) Services and (ii) such other matters related to the services provided to the Funds by the Subadministrator as may be specifically set forth in this Agreement.

(b)           With respect to one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, the Subadministrator shall provide the Services set forth in Appendix B.  Notwithstanding anything in this Agreement to the contrary, the parties agree that the Subadministrator’s services shall be limited to those related to the Funds and that the Subadministrator will not be providing Services pertaining to the Trusts, the Administrator or any of their respective affiliates that are not Funds.

(c)           In addition to the limitation of liability set forth in Section 3 of this Agreement, the Subadministrator shall not be liable to the Administrator, the Funds or any other individual or entity (“Person”) for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on the Subadministrator’s ability to comply with its obligations under this Agreement):

(i)
if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by the Subadministrator required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the applicable Fund or the Administrator;

(iii)
if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an affiliate of the Subadministrator, that provides services to the Funds including, without limitation, any adviser, underwriter for a Fund, brokers or other intermediaries through which a Fund’s shares may be sold or distributed and any other current or predecessor service providers to the Fund or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by the Subadministrator, then the selection of such Person must have been reasonable under the circumstances; and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Fund or the Administrator; and/or

(iv)	if any Law to which the Subadministrator or any third party is subject prevents or limits the performance of the duties and obligations of the Subadministrator.

Notwithstanding the foregoing, the Subadministrator shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(c) above subsist, provided that the Subadministrator shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, the Subadministrator incurs any such additional costs in endeavoring to supply the Services, the Subadministrator shall promptly notify the Administrator and the Administrator shall, upon receipt of appropriate supporting materials, reimburse those costs to the Subadministrator to the extent that they have been reasonably incurred (and the Subadministrator used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof and (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

(d)           Nothing contained herein shall be construed to require the Subadministrator to perform any service that could cause the Subadministrator to be deemed an investment adviser for purposes of the 1940 Act, or that could cause a Fund to act in contravention of the Prospectus, its Organic Documents or any Law.  The Administrator and each Fund acknowledges and agrees that (i) the summaries of the Services set out in Appendix B are intended to define the scope of the Services to be provided; and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by the Subadministrator or any Affiliated subcontractor shall be a matter for the sole discretion of the Subadministrator.  Except as otherwise specifically provided in Appendix B with respect to the Services, each Fund assumes all responsibility for ensuring that the Fund complies in all material respects with all applicable requirements of Law.

(e)           The Subadministrator will appoint one individual with sufficient seniority, experience and authority to oversee the Subadministrator’s performance under this Agreement (the “Contract Manager”) and, for periods when the Contract Manager is absent due to illness or vacation, a deputy for him or her, who will be the primary point of contact for the Administrator and the Funds.  One of the Administrator’s officers, or such other Person designated by the Administrator from time to time, shall be the “Contract Manager” for the Administrator.  The Contract Managers for each party shall be responsible for the overall management of this Agreement.

(f)           The Subadministrator will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of each Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable Law, and any policies that are approved by the Board.  The Subadministrator shall maintain policies and procedures relating to the Services it provides to the Funds that are reasonably designed to prevent violations of the federal securities laws and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.

(g)           The Subadministrator shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with each Trust’s applicable policies and procedures; provided, however, that the liability of the Subadministrator for any such error shall be subject to the provisions of Section 3 hereof relating to limitation of liability.

SECTION 3.  STANDARD OF CARE

(a)           The Subadministrator shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Subadministrator in writing.  The Subadministrator shall use commercially reasonable judgment and efforts in rendering the Services; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Subadministrator shall not be liable to the Administrator, the Trusts, the Funds, any Fund shareholders or any other Person for any action or inaction of the Subadministrator relating to any event whatsoever including, without limitation, any error of judgment or mistake of Law or any loss incurred by the Trusts or any Fund, in the absence of bad faith, willful misfeasance or negligence in the performance of the Subadministrator’s duties or obligations under this Agreement or the Subadministrator’s reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”).  Without limiting the foregoing, the Subadministrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Subadministrator’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(b)           The Administrator agrees to indemnify and hold harmless the Subadministrator, its employees, agents, subcontractors, directors, officers and managers and any Person who controls the Subadministrator within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (“Subadministrator Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) the Subadministrator’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which the Subadministrator would be liable under Section 3(a).

(c)           The Subadministrator agrees to indemnify and hold harmless the Trust, and the Administrator, and their respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) the Subadministrator’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in either clause (A) or clause (B), solely for which the Subadministrator would be liable under Section 3(a).

(d)           A Subadministrator Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon and consistent with:

(i)
the advice of the Administrator, the Funds or of counsel, who may be counsel to the Administrator, the Trusts or the Funds or external counsel to the Subadministrator who is reputable and qualified, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by the Subadministrator to be expert in the matters upon which they are consulted;

(ii)
any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Administrator, the Trusts or the Funds to give such oral instruction.  The Subadministrator shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)
any written instruction or certified copy of any resolution of the Board, and the Subadministrator may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Subadministrator to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Subadministrator to be genuine and to have been signed or presented by the Administrator or the Funds or other proper party or parties; or

(v)
any electronic instructions from the Administrator, the Trusts or the Funds in conformity with security procedures established by the Subadministrator from time to time in order to (x) effect the transfer or movement of cash or shares or (y) transmit shareholder information or other information.

(e)           In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(f)           The Subadministrator’s liability to the Administrator and any other Person for any losses or damages in contract, tort or otherwise, arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Administrator, the Trusts and the Funds and shall not exceed the fees paid by the Administrator in respect of the Services during the eighteen (18) months immediately preceding the date of the event giving rise to the claim.  In any event, none of the Subadministrator, the Trust, Funds, or the Administrator will be liable for: (i) special, indirect, incidental, consequential or punitive damages of any Person, including, without limitation, any loss of profits, loss of business, interruption of business or third parties damages; (ii) any claim arising from the Administrator’s or the Subadministrator’s (as applicable) failure to perform its responsibilities as specified in this Agreement; (iii) any claim against any other party (including, without limitation, any shareholder); or (iv) any claim resulting from the failure of any third party communication or transmission devices, but only to the extent beyond such Party’s reasonable control.  This Section 3(f) states the Subadministrator’s sole liability and the Administrator’s, the Trusts’ and Funds’ exclusive remedy with respect to the services provided hereunder.

SECTION 4.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Subadministrator acknowledges and agrees that the members of the Boards and the shareholders of the Funds shall not be liable under this Agreement for any obligations of the Administrator, any Trust, any Fund or any other series of any Trust, and the Subadministrator agrees that, in asserting any rights or claims under this Agreement, it shall look only to the Administrator.  Further, no Fund shall be liable for the obligations of any other Fund.

SECTION 5.  COMPENSATION AND EXPENSES

(a)           For the services provided by the Subadministrator pursuant to this Agreement, the Administrator shall pay the Subadministrator, with respect to each Fund, a fee at the annual rate stated for the Fund in Schedule A hereto (the “Fee Schedule”).  Such fees shall be accrued by the Administrator daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed under this Agreement during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to a Fund, the Administrator shall pay to the Subadministrator such compensation as shall be payable prior to the effective date of termination.

(b)           Notwithstanding anything in this Agreement to the contrary, the Subadministrator and its affiliated Persons may receive compensation or reimbursement from the Administrator with respect to (i) the provision of services not covered by this Agreement on behalf of the Funds, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a director, manager or trustee of a Fund.

(c)           In connection with the services provided by the Subadministrator pursuant to this Agreement, the Administrator agrees to reimburse the Subadministrator for the expenses set forth in the Fee Schedule.  In addition, the Administrator shall reimburse the Subadministrator for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Funds’ accounts and records by the Funds’ independent accountants or any regulatory body of which the Funds are first notified and that are not attributable to any negligent action or inaction of the Subadministrator.

(d)           The Subadministrator may, with respect to questions of law relating to its services hereunder and with the Administrator’s consent, apply to and obtain the advice and opinion of counsel to the Funds or counsel to the Administrator.  The costs of any such advice or opinion of counsel to the Funds shall be borne by the Administrator, and the Subadministrator shall notify the Administrator of any such advice and shall cooperate with the Administrator to ensure that such costs are reasonable.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective with respect to a Fund on the Effective Date.  This Agreement shall have a term beginning on the Effective Date and ending on December 31, 2012.  This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds, until terminated as to a Fund or a Service provided to a Fund.

(b)           This Agreement may be terminated (A) in its entirety or (B) with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds (a “Partial Termination”), without the payment of any penalty:

(i)
with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice; provided that in the event the Administrator gives notice of a Partial Termination, the Subadministrator shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement (and any such notice from the Subadministrator shall be deemed to have been given as of the date of the original notice from the Administrator and with the same effective date as that set forth in such notice from the Administrator); provided further, that in the event the Subadministrator gives notice of termination or of a Partial Termination, the Administrator may delay the termination or Partial Termination for up to sixty (60) days upon written notice to the Subadministrator and a finding by the Board that doing so is in the best interest of shareholders of the affected Fund or Funds; and

(ii)
for cause at any time by the non-breaching party on at least sixty (60) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to the Subadministrator, the failure by the Subadministrator to act consistently with the Standard of Care set forth in Section 3(a); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

(d)           Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, the Subadministrator shall promptly transfer to any successor service providers the original or copies of all books and records maintained by the Subadministrator under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Subadministrator exercise its right to terminate this Agreement, the Administrator shall reimburse the Subadministrator for the Subadministrator’s reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Administrator shall have no obligation to reimburse the Subadministrator for its costs if the Administrator terminates this Agreement pursuant to clause (ii) of subsection (c) above or if the Subadministrator terminates this Agreement pursuant to clause (i) of subsection (c) above.

(e)           The provisions of Sections 3, 4, 5, 6, 7 and 8 shall survive any termination of this Agreement.

SECTION 7.  ACTIVITIES OF THE SUBADMINISTRATOR

(a)           Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Subadministrator’s right, or the right of any of its officers, directors or employees (whether or not they are a trustee, officer, employee or other affiliated person of the Trust) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)           The Subadministrator represents and warrants that it is empowered under Law applicable to the Subadministrator and by the Certificate of Formation pursuant to which it was formed as a limited liability company in the State of Delaware and its limited liability company agreement to enter into this Agreement and perform its duties under this Agreement.

SECTION 8.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)           No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York without regard to its principles of conflicts of law except Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(d)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.  Electronic delivery of this Agreement shall be deemed to have been properly delivered.

(g)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.  This Agreement shall be construed as if drafted jointly by both the Administrator and the Subadministrator and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(h)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(j)           No affiliated Person, employee, agent, director, officer or manager of the Subadministrator shall be liable at law or in equity for the Subadministrator’s obligations under this Agreement.

(k)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(l)           Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.

(m)           Notwithstanding any provision of this Agreement to the contrary, the Subadministrator shall not be obligated to provide legal representation to the Administrator, any Trust or any Fund, including through the use of attorneys that are employees of the Subadministrator.

(n)           The parties hereto acknowledge and agree that each Trust is a third-party beneficiary of this Agreement.  Except for each Trust and as specifically set forth in Sections 3(b) and (c), there are no third-party beneficiaries of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Fee Schedule to be duly executed all as of the day and year first above written.

WRIGHT INVESTORS’ SERVICE, INC.

/s/ Peter M. Donovan
Peter Donovan
Chairman and Trustee

ATLANTIC FUND ADMINISTRATION, LLC

/s/ Stacey E. Hong
Stacey E. Hong
President

APPENDIX A: FUNDS OF THE TRUSTS

The Wright Managed Equity Trust

Fund Name                                                                   Class Name                                CUSIP                      Symbol
Wright International Blue Chip Equities Fund                Standard Shares                         98235F404                WIBCX
Wright Selected Blue Chip Equities Fund                        Standard Shares                         98235F107                WSBEX
Wright Major Blue Chip Equities Fund                            Standard Shares                         98235F305                WQCEX

The Wright Managed Income Trust

Fund Name                                                                   Class Name                                CUSIP                      Symbol
Wright Total Return Bond Fund                                       Standard Shares                         982349300                WTRBX
Wright Current Income Fund                                             Standard Shares                         982349607                WCIFX

APPENDIX B:  SERVICES

Principal Financial Officer (“PFO”)

With respect to the Trust, the Subadministrator shall, subject to the approval of the Administrator and the Board, make available a qualified person who is competent and knowledgeable regarding the management and internal controls of the Trust to serve as the Trust’s Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Trust’s PFO.

Regulatory Administration

Pursuant to Section 2(b) of this Agreement, the Subadministrator shall provide the following administration services, subject to the terms and conditions of this Agreement and this Appendix B:

1.           Board Meetings and Board Reports

With the cooperation of the Trust’s investment adviser(s) and other service providers and the review and approval of the Trust’s officers and counsel, the Subadministrator shall:

(a) Maintain a calendar of scheduled meetings of the Trust’s Board;

(b) Prepare materials for meetings of the Trust’s Board, as applicable, including agendas, resolutions and reports to the Trust’s Board covering (i) regulatory and industry developments of general applicability and (ii) the Trust’s operations;

(c) Distribute materials for meetings of the Trust’s Board, including materials that have been approved or supplied by the Trust’s investment advisers, counsel, auditors, custodians, chief compliance officer (“CCO”), executive officers, and other service providers;

(d) Assisting, gathering and coordinating matters related to the Trust’s investment advisers’ annual contract renewals;

(e) Assist with the design and operation of the Funds, including new portfolios or classes, investment objectives, policies, and provide consultation related to the regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds; and

(f) At the request of the Trust, attend meetings of the Trust’s Board or any subcommittee thereof and take minutes with respect to such meetings.

2.           SEC Filings

With respect to the Trust or each Fund, as applicable, and with the oversight of Fund counsel, the Subadministrator shall:

(a)           Based on information from the Fund’s investment adviser, transfer agent, fund accountant, custodian, and distributor, prepare for filing the following documents required to be filed by the Trust with the SEC (“SEC Filings”) in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR):  (i) periodic and other requested updates to the Registration Statement on Form N-1A or N-2, including Fund prospectuses, statements of additional information and supplements thereto, (ii) Forms N-CSR, N-Q and N-SAR and any required financial data schedules, (iii) Form N-PX, (iv) Forms 24F-2, (v) fidelity bond filings, and (vi) if requested and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

(b)           Cause to be filed with the SEC all SEC Filings; provided that items 2(a)(i) and (vi) shall have been approved by the Trust and/or Fund counsel;

(c)           Oversee the printing of SEC Filings that are intended to be distributed to shareholders;

(d)           Oversee the distribution of those items in 2(a) that are to be provided to shareholders; and oversee the solicitation and tabulation of proxies;

(e)           Assist Trust counsel in preparing and submitting SEC exemptive order requests and no-action letter requests.

3.           Compliance

With respect to the Trust or each Fund, as applicable, and with the oversight of Fund Counsel, the Subadministrator shall:

(a) Assist the Trust’s investment advisers, executive officers, CCO and other appropriate persons with respect to regulatory compliance matters;

(b) Assist the Trust’s investment advisers with daily post-trade compliance testing in accordance with the Funds’ prospectuses and statements of additional information;

(c) Assist the Trust in preparing or modifying policies, procedures, committee charters and similar documents for review by Fund Counsel and/or the Trust’s Chief Compliance Officer and approval by the Trust,;

(d) Prepare and distribute Trustee/Officer Questionnaires annually or at such other more frequent intervals as may be necessary;

(e) Produce quarterly compliance reports for the Trust’s Board, adviser and CCO as agreed upon from time to time;

(f)           Coordinate examinations of the Trust or a Fund by the staff of the SEC or other regulatory authorities, the responses to those examinations and the responses to general communications from those authorities; and

(g)           Assist the Trust and the Trust’s Board in soliciting proposals for, analyzing, securing, documenting and maintaining fidelity bond and director and officers/errors and omissions insurance.

4.           Recordkeeping and Ministerial Matters

With respect to the Trust or each Fund, as applicable, and with the oversight of Fund Counsel, the Subadministrator shall:

(a)	Prepare, file, amend as necessary and maintain the Trust’s Organic Documents and minutes of the meetings of the Trust’s Board, any committees thereof, and shareholders;

(b)	Prepare such filings as are necessary to maintain the Trust’s existence and good standing under applicable state law;

(c)	Maintain CUSIP, ticker, news media and tax identification number listings; and

(d)	Consult with the Trust’s officers in the negotiation of agreements to which the Trust or a Fund is a party that are related to the operations of the Trust or a Fund.

5.           Blue Sky Matters

With respect to the Trust or each Fund, as applicable, the Subadministrator shall:

(a)	Monitor sales of Shares for compliance with state Blue Sky laws; and

(b)	Register, or prepare applicable filings with respect to, the Fund shares with the various state and other securities commissions of the United States and its territories.

6.           Expense Accounting

With respect to the Trust or each Fund, as applicable, the Subadministrator shall:

(a) Calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

(b) Subject to review and approval of a Trust Officer or other authorized person as designated on a list of authorized persons approved by the Board, authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

(c) Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis;

(d) Accrue expenses of each Fund according to this Agreement and submit changes to accruals and expense items to the executive officers for review and approval and make necessary and appropriate adjustments over such periods to reflect over-accruals and under-accruals of estimated expenses; and

(e) Prepare financial statement expense information.

7.           Financial Statements; Other Financial Matters

With respect to the Trust or each Fund, as applicable, the Subadministrator shall:

(a) Prepare semi-annual and annual financial statements and oversee the production and distribution of those statements and any related report to the Trust’s shareholders prepared by the Trust or its investment advisers, as applicable, including reasonable assistance in coordination of periodic audits and in supporting reasonable independent registered accountant information requests;

(b) Calculate data with respect to yields, dividend yields, distribution rates and total returns for dissemination to information services covering the investment company industry, for advertising and sales literature of the Trust and other appropriate purposes;

(c) Report Fund data to investment company industry survey companies in compliance with the Trust’s policy;

(d) Report applicable data to rating agencies (such as Standard & Poors) that rate a Fund in compliance with the Trust’s policy; and

(e) With respect to the services provided hereunder, assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and 30a-3 under the 1940 Act, including deliver appropriate sub-certifications to Trust officers who are required to file certifications in accordance with the Sarbanes-Oxley Act of 2002.

8.           Tax Matters

With respect to the Trust or each Fund, as applicable, the Subadministrator shall:

(a) Prepare Federal and state income and excise tax work papers and provisions;

(b) File all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, as agreed between the Trust and the Subadministrator;

(c) Calculate required distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(d) Monitor, calculate and report to the Trust tax compliance and related data (limited to calculation of Code Section 851(b) “good income” and “diversification” testing, reporting the tax status of distributions and preparing year-end Federal tax notice data);

(e) Prepare financial statement tax provisions (limited to sixty (60) day shareholder tax notices disclosure, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments);

(f) Calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions);

(f) Prepare and, subject to approval by the Trust, distribute to appropriate parties notices announcing the declaration of distributions to shareholders;

(g) Perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carry-forwards; and

(h) Prepare, as needed, short- and long-term gain reports for the advisor for Fund year-end capital gain tax planning.

9.           Shareholder Votes and Proxy Statements

With respect to the Trust or each Fund, as applicable, the Subadministrator shall:

(a) Oversee the activities of proxy solicitation firms; and

(b) Perform such other additional proxy-related services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

SCHEDULE A:  FEE SCHEDULE

[INTENTIONALLY DELETED]